UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2014

Apria Healthcare Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-168159	33-0488566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26220 Enterprise Court Lake Forest, California	92630
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 639-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 16, 2014, pursuant to the terms of a Stock Purchase Agreement (the “Purchase Agreement”), Apria Holdings LLC (“Holdings”), a Delaware limited liability company, Apria Finance Holdings Inc. (“AFH”), a Delaware corporation and a wholly owned subsidiary of Holdings, and Apria Healthcare Group Inc. (“Apria” or the “Company”), a Delaware corporation and a wholly owned subsidiary of Holdings, completed the sale (the “Transaction”) of the Coram home infusion therapy (including enteral nutrition) business of Apria (the “Business”) to Ocean Acquisition Sub, L.L.C. (“Purchaser”), a Delaware limited liability company and a wholly owned subsidiary of CVS Caremark Corporation, a Delaware corporation (“CVS”).

On January 16, 2014, in connection with the completion of the Transaction, the Company entered into an amendment (the “Amendment”) to that certain Asset Based Revolving Credit Facility (“ABL Facility”) among the Company, as borrower, Sky Acquisition LLC, as parent, the other guarantors party thereto from time to time, Bank of America, N.A., as administrative agent, U.S. Bank National Association as collateral agent, certain other agents party thereto and a syndicate of financial institutions and institutional lenders. The Amendment provided for, among other things, termination of all but $35.0 million of the commitments available to the Company under the ABL Facility.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the completion of the Transaction, on January 16, 2014, the Company terminated the following agreements:

•	Credit Agreement Termination. On January 16, 2014, in connection with the completion of the Transaction, the Company repaid in full, cancelled and terminated that certain senior secured credit agreement (the “Credit Agreement”), among the Company, as borrower, Sky Acquisition LLC, as parent, the other guarantors party thereto from time to time, Bank of America, N.A., as administrative agent, U.S. Bank National Association as collateral agent, certain other agents party thereto and a syndicate of financial institutions and institutional lenders. In connection with such termination, all liens previously granted by the Company to the administrative agent for the benefit of the secured parties under the Credit Agreement were fully released.

•	Redemption of the Notes and Satisfaction and Discharge of the Indenture. On January 16, 2014, the Company provided a notice of redemption for $157.5 million aggregate principal amount of its outstanding 12.375% Senior Secured Notes due 2014 (Series A-2) (the “Series A-2 Notes”), representing all of the Company’s outstanding Series A-2 Notes. The Company used a portion of the proceeds from the funding of the Bridge Loan (as defined below) to deposit the redemption price for the Series A-2 Notes with the trustee (the “Trustee”) under the indenture governing the Series A-2 Notes (the “Indenture”) and to pay fees and expenses associated with the redemption of the Series A-2 Notes. The Series A-2 Notes will be redeemed on February 15, 2014 (the “Redemption Date”) at a redemption price of 100% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but not including the Redemption Date. In addition, the Company has effected a satisfaction and discharge of the Company’s obligations with respect to the Series A-2 Notes under the Indenture and the Trustee has released all liens and other interests in any collateral securing the Series A-2 Notes. As a result of the redemption of the Series A-2 Notes and the satisfaction and discharge of the Company’s obligations under the Indenture, the Company is no longer obligated to and will not voluntarily file reports with the Securities and Exchange Commission.

•	Bridge Loan Funding and Subsequent Termination. In addition, on January 16, 2014, in connection with the completion of the Transaction, the Company incurred term loans of approximately $1.145 billion pursuant to that certain Bridge Loan Credit Agreement with Goldman Sachs Bank USA, as administrative agent and collateral agent, and the lenders party thereto (the “Bridge Loan”), the proceeds of which were applied to repay certain outstanding debt of the Company. Substantially simultaneously with the consummation of the Transaction, the Company repaid in full, cancelled and terminated the Bridge Loan with a portion of the sale proceeds received by the Company from CVS.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Pursuant to the terms of the Purchase Agreement, on January 16, 2014, the Purchaser acquired the Business through the purchase of all of the issued and outstanding capital stock of AFH owned by Holdings, for a purchase price of approximately $2.1 billion (the “Purchase Price”) on an enterprise value basis (debt-free, cash free and with a target level of working capital). The Purchase Price is subject to working capital and other post-closing adjustments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APRIA HEALTHCARE GROUP INC.

Date: January 21, 2014	By:	/s/ Robert S. Holcombe
	Name:	Robert S. Holcombe
	Title:	Executive Vice President, General Counsel and Secretary